EXHIBIT 99.1

CONTACT:
Mike Zellner	Tyler Painter
Wind River	Wind River
Chief Financial Officer	Treasurer & Senior Director, Investor Relations
+1.510.749.2750	+1.510.749.2551
mike.zellner@windriver.com	tyler.painter@windriver.com

FOR IMMEDIATE RELEASE

Wind River Reports Strong First Quarter Fiscal Year 2006 Results

•	Reported revenue increased 17% year-over-year to $61.8 million

•	Total deferred revenue grew $5.7 million to end at $82.8 million

•	Non-GAAP earnings per share of $0.03 and GAAP earnings per share of $0.02

•	Non-GAAP cash flow from operations of approximately $11.4 million, excluding restructuring related payments of $211,000; GAAP cash flow from operations of approximately $11.2 million

•	Reduced outstanding debt by repurchasing $20 million of convertible subordinated debt

ALAMEDA, Calif., May 25, 2005— Wind River Systems, Inc. (NASDAQ: WIND), the global leader in Device Software Optimization (DSO), today reported its first quarter fiscal year 2006 operating results.

Total revenue for the first quarter ended April 30, 2005 was $61.8 million, a 17% increase compared to revenues of $52.8 million for the first quarter ended April 30, 2004.

“We are succeeding in driving the market shift to device software optimization and the result is high-quality growth,” stated Ken Klein, president, chief executive officer and chairman of Wind River.

Generally accepted accounting principles (GAAP) net income for the first quarter of fiscal year 2006 was $1.9 million, or earnings per share of $0.02 compared to net loss of $3.8 million, or net loss per share of $0.05 for the first quarter of fiscal year 2005.

Non-GAAP net income for the first quarter of fiscal year 2006 was $2.4 million, compared to non-GAAP net loss of $1.9 million for the first quarter of fiscal year 2005. Non-GAAP net income per share was $0.03 for the first quarter of fiscal year 2006, compared to non-GAAP net loss per share of $0.02 for the first quarter of fiscal year 2005.

“We made progress against all of our key financial metrics—growing reported revenue and deferred revenue, as well as delivering strong earnings per share and operational cash flow,” said Mike Zellner, chief financial officer. “We strengthened our balance sheet by repurchasing an additional $20 million of our convertible debt, ending the quarter with $55 million remaining outstanding.”

Company Highlights

•	Wind River delivered its tenth consecutive quarter of growth in subscription revenue.

•	On May 23rd, the company made several key announcements at its first Annual Worldwide Users Conference. The following announcements were made:

•	Three foundational technology announcements, including Workbench 2.3, VxWorks 6.1-based platforms and Linux 2.6-based platforms

•	Two vertical market solution announcements, including new industry-specific platforms, services practices, extended hardware and software partnerships and reference design platforms

You may download the above releases by going to the following URL: http://www.windriver.com/liberate. These products are scheduled for general market availability in June 2005.

Financial Outlook

The following statements regarding our outlook for the second quarter of fiscal year 2006, fiscal year 2006, and other statements in this press release are forward-looking and actual results may differ materially. Please consult the safe-harbor statement at the end of this press release for a description of certain risk factors and Wind River’s SEC reports for a more comprehensive description of risks that may impact actual results. In response to SEC Regulation Fair Disclosure (Reg FD), Wind River plans to discuss its business outlook, based on current expectations, in conjunction with its quarterly earnings releases and conference calls. Wind River does not plan to provide any further financial guidance beyond the information provided in its quarterly earnings release and conference call.

For Q2 Fiscal Year 2006, Wind River expects:

•	Revenue to be between $64 million and $65 million.

•	Earnings per share to be between $0.04 and $0.05 on a GAAP basis.

•	Earnings per share to be between $0.05 and $0.06 on a Non-GAAP basis.

For Fiscal Year 2006, Wind River expects:

•	Revenue to be between $267 million and $270 million.

•	Earnings per share to be between $0.26 and $0.28 on a GAAP basis.

•	Earnings per share to be between $0.28 and $0.30 on a Non-GAAP basis.

Wind River provides non-GAAP net income, net loss, net income per share, net loss per share data and cash flow from operations as an alternative for understanding the company’s operating results. Non-GAAP data is not in accordance with, or a substitute for GAAP and may be materially different from non-GAAP measures used by other companies. Non-GAAP net income, net loss, net income per share and net loss per share for the three-month period ended April 30, 2005 and 2004 were computed by adjusting GAAP net income, net loss, net income per share and net loss per share data to exclude amortization of purchased and other intangibles, gain on investments and technology, restructuring charges, realized loss on repurchase of bonds and payroll tax on stock option exercises. The non-GAAP earnings per share forecast for the three-month period ending July 31, 2005 and the twelve-month period ending January 31, 2006 was computed by adjusting GAAP earnings per share to exclude potential restructuring charges and the potential impact of amortization associated with the acquisition of certain assets in the fiscal fourth quarter. Consistent with prior quarters, Wind River applies the same tax charge to its GAAP and non-GAAP results. Wind River provides a reconciliation of its GAAP and non-GAAP net income, net loss, net income per share and net loss per share data for the three-month period ended April 30, 2005 and 2004 on page four of this release. Wind River’s management refers to these non-GAAP measures in making operating decisions because they provide meaningful information regarding Wind River’s operational performance. For example, the non-GAAP results are an indication of Wind River’s baseline performance before gains, losses or other charges that are considered by management to be outside of the company’s core business segment operational results. In addition, these non-GAAP financial measures facilitate management’s internal comparisons to Wind River’s historical operating results and comparisons to competitors’ operating results. Wind River includes these non-GAAP financial measures in its earnings announcement because the company believes they are useful to investors in allowing for greater transparency to the supplemental information used by management in its financial and operational decision-making.

Conference Call

Management will host a conference call at 2:00 p.m. Pacific Time on May 25, 2005 to discuss these results. You may listen to the conference call by calling +1.800.399.5927 in the U.S. and +1.706.643.3427 internationally. You may also listen in live via our webcast at http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=91814&eventID=1064004. A telephone replay of the conference call will be available after 5:00 p.m. Pacific Time on May 25, 2005 until 11:59 p.m. Pacific Time on June 1, 2005. You may listen to the replay of the conference call by calling +1.800.642.1687 in the U.S. and +1.706.645.9291 internationally and enter the conference i.d. 6327560. The audio webcast will be archived on the Investor Relations section of Wind River’s website located at http://ir.windriver.com/phoenix.zhtml?c=91814&p=irol-irhome.

About Wind River

Wind River is the global leader in Device Software Optimization (DSO). The company enables customers to develop and run device software better, faster, at a lower cost and more reliably. Wind River’s Workbench, General Purpose Platform and Market-Specific Platforms reduce effort, cost and risk, and optimize quality and reliability at all phases of the device software development process from concept to deployed product.

Founded in 1981, Wind River is headquartered in Alameda, California, with operations worldwide. To learn more, visit Wind River at http://www.windriver.com or call Wind River at 1-866-296-5361.

Wind River Systems and the Wind River Systems logo are trademarks of Wind River Systems, Inc., and VxWorks and WIND RIVER are registered trademarks of Wind River Systems, Inc. Third party marks and brands are the property of their respective holders.

This press release contains forward-looking statements, including those relating to expected revenue, and earnings per share for the second quarter ending July 31, 2005 and the fiscal year ending January 31, 2006, sustained, quality growth in Wind River’s business, Wind River’s continued ability to help its customers develop and run their device software better, faster, at lower cost and more reliably, our role in leading the market shift to device software optimization, and product development and timely release of products.Wind River has not completed its 10-Q review process for the quarter ended April 30, 2005 and accordingly, the operating results and cash flows for the first quarter of fiscal year 2006 may be adjusted upon completion of its review. Actual operating results for this period could be different based on factors such as statements of accruals and certain other adjustments. Words such as “expects,” “anticipates,” “projects,” “intends,” “plans,” “believes” and “estimates,” variations of such words and similar expressions are also intended to identify forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those contemplated herein. Factors that could cause or contribute to such differences include but are not limited to weakness in the economy generally or in the technology sector specifically, the success of Wind River’s implementation of its new and current business models, products and market strategies, the ability to address rapidly changing technology and markets and to deliver our products on a timely basis, the ability of its customers to sell products that include the company’s software, the impact of competitive products and pricing, the success of the company’s strategic relationships, the impact of changes to accounting for stock-based compensation pursuant to FASBs statement of financial accounting standards No. 123, the impact of charges for restructuring and other costs and other risk factors detailed in Wind River’s Annual Report on Form 10-K for the fiscal year ended January 31, 2005, its Quarterly Reports on Form 10-Q and other periodic filings with the Securities and Exchange Commission. Wind River undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Wind River Systems, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three months ended April 30,
	2005	2004
Revenues, net:
Product	$30,044	$26,764
Subscription	16,366	9,505
Services	15,351	16,503

Total revenues	61,761	52,772

Cost of revenues:
Product	1,856	1,330
Subscription	3,552	2,334
Services	7,773	8,932
Amortization of purchased intangibles	131	987

Total cost of revenues	13,312	13,583

Gross profit	48,449	39,189

Operating expenses:
Selling and marketing	24,123	20,959
Product development and engineering	16,774	15,116
General and administrative	5,584	5,210
Amortization of other intangibles	23	171
Restructuring charges	185	1,238

Total operating expenses	46,689	42,694

Income (loss) from operations	1,760	(3,505)

Other income, net	504	402

Net income (loss) before provision for income taxes	2,264	(3,103)
Provision for income taxes	411	700

Net income (loss)	$1,853	$(3,803)

Net income (loss) per share:
Basic and diluted	$0.02	$(0.05)
Shares used in per share calculation:
Basic	83,702	81,162
Diluted	89,125	81,162

Reconciliation to Non-GAAP net income (loss)
Net income (loss)	$1,853	$(3,803)
Amortization of purchased and other intangibles	154	1,158
Gain on investments and technology	(310)	(513)
Realized loss on repurchase of bonds	312	—
Payroll tax on stock option exercises	208	—
Restructuring charges	185	1,238

Non-GAAP net income (loss)	$2,402	$(1,920)

Non-GAAP net income (loss) per share:
Basic and diluted	$0.03	$(0.02)
Shares used in per share calculation:
Basic	83,702	81,162
Diluted	89,125	81,162

Wind River Systems, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	April 30, 2005	January 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$26,173	$22,312
Short-term investments	30,597	24,605
Accounts receivable, net	54,205	62,266
Prepaid and other current assets	14,000	12,504

Total current assets	124,975	121,687

Investments	131,416	147,877
Property and equipment, net	79,215	79,771
Intangibles, net	94,351	94,505
Other assets	7,900	8,414

Total assets	$437,857	$452,254

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,420	$3,328
Accrued liabilities	13,236	16,205
Accrued restructuring costs	1,378	1,404
Accrued compensation	15,748	19,210
Income taxes payable	2,141	2,512
Deferred revenues	71,715	65,615

Total current liabilities	107,638	108,274

Convertible subordinated debt	55,000	75,000
Long-term deferred revenues	11,065	11,492
Other long-term liabilities	1,990	1,543

Total liabilities	175,693	196,309

Stockholders’ equity:
Common stock	86	85
Additional paid-in-capital	774,902	769,953
Treasury stock, at cost	(31,972)	(31,972)
Accumulated other comprehensive loss	(6,205)	(5,621)
Accumulated deficit	(474,647)	(476,500)

Total stockholders’ equity	262,164	255,945

Total liabilities and stockholders’ equity	$437,857	$452,254

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